MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000	For Immediate Release MEMC REPORTS 2010 THIRD QUARTER RESULTS
Fax: 636-474-5158
www.memc.com
Highlights:

	•	GAAP revenue of $503.1 million, up 12.2% sequentially and 62.3% versus last year; Non-GAAP revenue of $550.8 million
	•	GAAP EPS $0.08; Non-GAAP EPS $0.10
	•	Operating cash flow of $52.3 million
	•	SunEdison reached agreement to sell 70 MW Rovigo project; received 46 million Euro in initial payment; no P&L impact in the third quarter

St. Peters, MO, November 1, 2010 – MEMC Electronic Materials, Inc. (NYSE: WFR) today announced its financial results for the third quarter ending September 30, 2010.

GAAP net sales for the quarter were $503.1 million, up 12.2% from $448.3 million in the 2010 second quarter and up 62.3% from $310.0 million in the 2009 third quarter.  Non-GAAP net sales for the quarter, which includes SunEdison deferrals required under GAAP real estate and lease accounting, were $550.8 million.  Third quarter 2010 net sales include $21.5 million from the SunEdison business that was acquired in November 2009. Non-GAAP net sales include $47.7 million of deferrals required under GAAP real estate and lease accounting.  See the non-GAAP reconciliation table at the end of this press release following the financial statement tables.

GAAP gross profit in the quarter was $84.9 million or 16.9% of net sales, an increase of 10.4% from $76.9 million in the 2010 second quarter and 314.1% from $20.5 million in the 2009 third quarter.

The company reported GAAP operating income of $9.9 million for the quarter, compared to operating income of $3.3 million in the 2010 second quarter and an operating loss of $66.7 million in the 2009 third quarter. Non-GAAP operating income for the current quarter was $16.7 million, which includes a net benefit of $6.8 million related to the SunEdison deferrals required under GAAP real estate and lease accounting.

MEMC’s GAAP net income for the 2010 third quarter was $17.6 million, or $0.08 per share, compared to a net income of $13.8 million, or $0.06 per share, in the 2010 second quarter and a net loss of $64.6 million, or $0.29 per share, in the 2009 third quarter. Non-GAAP net income, adjusted for SunEdison deferrals required under GAAP real estate and lease accounting for the 2010 third quarter, was $22.0 million, or $0.10 per share.

-more-

“Our third quarter results extended our recent trend of steady improvement,” said Ahmad Chatila, MEMC’s Chief Executive Officer. “While our end markets are dynamic, we continue to improve our execution, while continuing with strategic initiatives that will catalyze our growth in 2011 and beyond.”

Segment Operating Results

Semiconductor Materials Operating Results
Semiconductor Materials net sales for the 2010 third quarter were $261.1 million, an increase of 4.6% from second quarter 2010 net sales of $249.6 million, and an increase of 49.8% from third quarter 2009 net sales of $174.3 million.  The sequential increase in sales was primarily driven by higher pricing, and the year-over-year increase in sales was the result of significantly higher wafer volume and higher pricing.

Segment operating profit was $26.2 million, compared to $24.3 million in the 2010 second quarter, which second quarter included a net benefit of $8.0 million related to an insurance recovery, and a loss of $75.4 million in the 2009 third quarter.  The improved results in the 2010 third quarter were primarily a result of higher pricing.  The year-over-year increase was driven by lower restructuring cost, better fixed cost absorption and higher pricing.

Solar Materials Operating Results
Solar Materials net sales for the 2010 third quarter were $220.5 million, an increase of 31.3% from second quarter 2010 net sales of $168.0 million and an increase of 62.5% from third quarter 2009 net sales of $135.7 million.  The sequential increase was the result of significantly higher wafer volume and higher pricing. The year-over-year increase was primarily driven by higher wafer volumes, partially offset by a modest decline in pricing.

Segment operating profit was $17.6 million in the third quarter of 2010, compared to $19.1 million in the second quarter of 2010, which quarter included a net benefit of $3.9 million related to an insurance recovery, and $31.0 million in the third quarter of 2009. Third quarter segment operating profit also included $4.5 million in ramp-related loss from Solaicx, of which $0.8 million was purchase accounting expenses related to the acquisition.  Higher wafer prices in the third quarter of 2010 fueled the profit growth over the second quarter of 2010.  The year-over-year decrease in segment operating profit was the result of lower wafer pricing and higher external wafer tolling cost.

-more-

Solar Energy (SunEdison) Operating Results
SunEdison GAAP net sales for the third quarter were $21.5 million, compared to net sales of $30.7 million in the second quarter of 2010.  A year-over-year comparison is not meaningful, because SunEdison was acquired on November 20, 2009, and historical SunEdison results are not reflected in our consolidated financial results prior to that time.  Non-GAAP net sales for SunEdison for the 2010 third quarter were $69.2 million, which include $47.7 million of deferrals required under real estate and lease accounting.

SunEdison 2010 third quarter GAAP operating loss was $7.2 million, compared to an operating loss of $4.4 million in the second quarter of 2010, primarily driven by an increase in sale-leaseback transactions.  SunEdison’s non-GAAP segment operating loss for the 2010 third quarter was $0.4 million.

As previously announced, SunEdison reached an agreement to sell the 70 megawatt (MW) Rovigo project to First Reserve in September 2010.  As of quarter-end, construction on the project was 66% complete.  As of October 31, 2010, construction was 75% complete.  Third quarter results, on either a GAAP or non-GAAP basis, do not include any amounts related to the sale of the Rovigo project.

During the third quarter of 2010, SunEdison added 10MW of new projects to its portfolio of energy producing assets. SunEdison ended the quarter with a pipeline of 1,023MW, of which 155MW was under construction.

SunEdison uses the term “pipeline” to identify solar energy systems for which SunEd has a signed PPA contract or a secured grid connection site and completed permitting, or document of customer intent/LOI  identifying the terms and conditions to develop the proposed transaction. “Under construction” refers to projects within pipeline, in various stages of completion, which are not yet operational. There can be no assurance that projects in pipeline will be converted to completed projects.

Corporate/Other
Corporate/other cost was $26.7 million in the 2010 third quarter, compared to $35.7 million in the second quarter of 2010 and $22.3 million in the third quarter of 2009.  The sequential decrease was driven largely by the timing of non-cash stock vesting and forfeitures, as well as expenses related to the Solaicx acquisition in the prior quarter. The year-over-year increase was largely a result of higher corporate headcount.

-more-

Capital Position
During the 2010 third quarter, the company generated operating cash flows of $52.3 million, compared to operating cash flow generated of $118.8 million in the second quarter of 2010 and operating cash flow generated of $11.8 million in the third quarter of 2009. The sequential decrease in operating cash flow was driven by higher inventory related to direct sale projects under construction, including the Rovigo project. The year-over-year increase was driven by more favorable accounts payable terms and an increase in deferred revenue for solar energy systems.

Capital expenditures were $95.8 million in the quarter, driven by investments in polysilicon capacity expansion and internal solar wafering capabilities.

Construction of solar energy systems for SunEdison projects was $66.9 million in the quarter for the construction of solar projects currently classified as owned projects and carried as fixed assets. The funding required to construct solar projects that are expected to be direct sales is reflected in working capital.

Free cash flow consumed was $28.1 million.  See the GAAP reconciliation table included with the financial statement tables at the end of this press release.

Excluding $69.3 million of restricted cash, MEMC ended the third quarter with cash and investment balances of $676.9 million, including $588.1 million in cash and cash equivalents, and $88.8 million in short-term and long-term investments.

Non-recourse project debt and capital leases at quarter end were $522.8 million. Short-term borrowing under the company’s existing revolving credit facility was $50.0 million as of quarter-end.

Outlook
Given our financial performance year to date and the complexity and uncertainty surrounding the timing of GAAP profit recognition related to the Rovigo sale and other SunEdison direct sale project transactions, the company is suspending its 2010 EPS guidance.  In the 2010 fourth quarter, the company expects strong revenue performance,  the successful completion of Rovigo funding and positive free cash flow.  The company will provide additional information, including additional qualitative guidance for the remainder of 2010, on the conference call today, November 1, at 5:30 p.m. ET.

-more-

Use of Non-GAAP Measures
Management has determined that certain non-GAAP metrics for the SunEdison segment presented herein are the key metrics that will help investors understand the ultimate income and near-term cash flows generated by our SunEdison business.  These non-GAAP measures and metrics include deferrals required under GAAP real estate and lease accounting for some of SunEdison’s direct sales and or its sale-leaseback transactions.  For a complete description of our non-GAAP measures, see the non-GAAP reconciliation table below and our Form 8-K filed today.

Conference Call
MEMC will host a conference call today, November 1 at 5:30 p.m. ET to discuss the company’s third quarter results and related business matters. A live webcast will be available on the company’s web site at www.memc.com.

A replay of the conference call will be available from 7:30 p.m. ET on November 1 until 11:59 p.m. ET on November 8.  To access the replay, please dial (320) 365-3844 at any time during that period, using passcode 175068. A replay will also be available until 11:59 p.m. ET on November 8 on the company’s web site at www.memc.com.

About MEMC
MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries.  Through its SunEdison subsidiary, MEMC is also a developer of solar power projects and North America's largest solar energy services provider.

MEMC has been a pioneer in the design and development of silicon wafer technologies for 50 years.  With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells.

MEMC’s common stock is listed on the New York Stock Exchange under the symbol “WFR” and is included in the S&P 500 Index.  For more information about MEMC, please visit www.memc.com.

Contacts:
Media:
Bill Michalek
Director, Corporate Communications
MEMC Electronic Materials, Inc.
(636) 474-5443

Investors/Analysts:
Kurt Bruenning
Treasurer/Investor Relations
MEMC Electronic Materials, Inc.
(636) 474-5925

-more-

Forward-Looking Statements
Certain matters discussed in this press release and on the conference call are forward-looking statements, including that in the 2010 fourth quarter, the company expects strong revenue performance, the successful completion of Rovigo funding and positive free cash flow.  Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include concentrated project development risks related to large scale solar projects; changes to accounting interpretations or accounting rules; market demand for our products and services; changes in the pricing environment for silicon wafers and polysilicon, as well as solar power systems; the availability and size of government and economic incentives to adopt solar power, including tax policy and credits and renewable portfolio standards; the availability of attractive project finance and other capital for SunEdison projects; existing or new regulations and policies governing the electric utility industry; historical conversion rates for SunEdison of pipeline into completed projects will not be achieved; dependence on single and limited source suppliers; utilization of our manufacturing volume and capacity; the terms of any potential future amendments to our long-term agreements with our solar wafer customers; general economic conditions, including the ability of our customers to pay their debts as they become due; our ability to realize the benefits of announced closing and restructurings; our ability to maintain future growth; failure of third-party subcontractors to construct and install our solar energy systems; customer acceptance of our new products; the impact of competitive products and technologies; inventory levels of our customers; supply chain difficulties or problems; interruption of production; outcome of pending and future litigation matters; good working order of our manufacturing facilities; our ability to reduce manufacturing and operating costs; assumptions underlying management's financial estimates; delays in capacity expansion and the restructuring of our manufacturing operations across different plants; actions by competitors, customers and suppliers; changes in the retail industry; changes in federal or state laws governing utilities; damage to our brand; the integration of the SunEdison acquisition, the Solaicx acquisition and future acquisitions; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in foreign economic and political conditions; changes in the composition of worldwide taxable income; changes in technology; the impact of competitive products and technologies; changes in interest and currency exchange rates and other risks described in the company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the company’s judgment as of the date of this press release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

-tables to follow-

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; In millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2010	2010	2009	2010	2009

Net sales	$503.1	$448.3	$310.0	$1,389.1	$806.9
Cost of goods sold	418.2	371.4	289.5	1,168.0	731.8
Gross profit	84.9	76.9	20.5	221.1	75.1

Operating expenses:
Marketing and administration	59.4	72.6	37.2	194.2	109.5
Research and development	14.0	11.5	10.3	36.6	29.8
Restructuring and impairment charges	1.6	1.4	39.7	4.3	52.0
Insurance Recovery	-	(11.9)	-	(11.9)	-
Operating profit (loss)	9.9	3.3	(66.7)	(2.1)	(116.2)

Non-operating expense (income):
Interest expense	5.1	6.0	0.4	23.2	0.9
Interest income	(0.7)	(1.8)	(4.9)	(4.8)	(22.4)
(Increase) decline in fair value of warrant	(0.2)	6.8	6.3	11.9	(3.7)
Other, net	0.8	(7.0)	0.2	(5.6)	2.2
Total non-operating expense (income)	5.0	4.0	2.0	24.7	(23.0)
Income (loss) before income tax benefit and equity in earnings of joint venture	4.9	(0.7)	(68.7)	(26.8)	(93.2)
Income tax benefit	(13.6)	(16.1)	(6.3)	(44.3)	(34.9)
Income (loss) before equity in earnings of joint venture	18.5	15.4	(62.4)	17.5	(58.3)
Equity in earnings of joint venture, net of tax	(0.1)	-	(2.5)	7.2	(5.8)
Net income (loss)	18.4	15.4	(64.9)	24.7	(64.1)
Net (income) loss attributable to noncontrolling interests	(0.8)	(1.6)	0.3	(2.9)	2.9
Net income (loss) attributable to MEMC stockholders	$17.6	$13.8	$(64.6)	$21.8	$(61.2)

Basic income (loss) per share	$0.08	$0.06	$(0.29)	$0.10	$(0.27)
Diluted income (loss) per share	$0.08	$0.06	$(0.29)	$0.10	$(0.27)

Weighted-average shares used in computing basic income (loss) per share	226.8	226.8	223.6	226.8	223.6
Weighted-average shares used in computing diluted income (loss) per share	227.6	228.0	223.6	227.8	223.6

RESULTS BY REPORTABLE SEGMENT

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2010	2010	2009	2010	2009
Net sales:
Semiconductor Materials	$261.1	$249.6	$174.3	$730.0	$378.6
Solar Materials	220.5	168.0	135.7	546.2	428.3
Solar Energy	21.5	30.7	-	112.9	-
Consolidated net sales	$503.1	$448.3	$310.0	$1,389.1	$806.9

Operating income (loss):
Semiconductor Materials	$26.2	$24.3	$(75.4)	$42.6	$(196.0)
Solar Materials	17.6	19.1	31.0	48.8	152.0
Solar Energy	(7.2)	(4.4)	-	(4.8)	-
Corporate and other	(26.7)	(35.7)	(22.3)	(88.7)	(72.2)
Consolidated operating income (loss)	$9.9	$3.3	$(66.7)	$(2.1)	$(116.2)

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; In millions)

	September 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$588.1	$632.7
Restricted cash	47.6	37.4
Short-term investments	8.0	85.9
Accounts receivable, net	251.9	173.3
Inventories	145.9	140.5
Solar energy system inventories	133.1	20.3
Solar energy system inventories - consolidated variable interest entities	147.4	-
Income taxes receivable	14.6	72.5
Prepaid and other current assets	214.4	87.0
Total current assets	1,551.0	1,249.6

Investments	80.8	297.6
Property, plant and equipment, net:
Non-solar energy systems, net	1,356.1	1,115.9
Solar energy systems, net	401.6	301.4
Solar energy systems, net - consolidated variable interest entities	112.7	43.4
Deferred tax assets, net	135.2	95.3
Customer warrant	7.3	19.2
Restricted cash	21.7	21.0
Other assets	133.5	91.1
Goodwill	342.2	285.3
Intangible assets	61.3	46.7
Total assets	$4,203.4	$3,566.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt and capital lease obligations	$55.5	$5.4
Current portion of solar energy system financing and capital lease obligations	48.0	24.6
Current portion of solar energy system financing and capital lease obligations - consolidated
variable interest entities	8.5	2.2
Accounts payable	543.0	219.3
Accrued liabilities	105.1	106.8
Contingent consideration related to acquisition of SunEdison and Solaicx	109.2	-
Accrued wages and salaries	43.0	39.2
Customer deposits	67.3	83.6
Income taxes payable	19.1	28.0
Total current liabilities	998.7	509.1

Long-term debt & capital lease obligations, less current portion	25.8	25.2
Long-term solar energy system financing and capital lease obligations, less current portion	365.5	302.5
Long-term solar energy system financing and capital lease obligations, less current portion - consolidated
variable interest entities	100.8	56.7
Pension and post-employment liabilities	48.0	46.6
Deferred revenue for solar energy systems	70.7	-
Other deferred revenue	128.3	109.6
Other liabilities	180.7	310.0
Total liabilities	1,918.5	1,359.7

Commitments and contingencies

Stockholders' equity:
Preferred stock	-	-
Common stock	2.4	2.4
Additional paid-in capital	545.3	507.4
Retained earnings	2,101.0	2,079.1
Accumulated other comprehensive income	38.6	33.0
Treasury stock	(453.7)	(453.3)
Total MEMC stockholders' equity	2,233.6	2,168.6
Noncontrolling interests	51.3	38.2
Total stockholders' equity	2,284.9	2,206.8
Total liabilities and stockholders' equity	$4,203.4	$3,566.5

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; In millions)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2010	2010	2009	2010	2009

Cash flows from operating activities:
Net income (loss)	$18.4	$15.4	$(64.9)	$24.7	$(64.1)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	43.5	38.6	32.3	119.6	89.6
Stock-based compensation	10.1	18.1	8.4	39.1	26.6
Impairment charges	-	-	24.6	-	24.6
(Increase) decline in fair value of warrant	(0.2)	6.8	6.3	11.9	(3.7)
Change in accounts receivable	32.0	(14.3)	(14.0)	(76.4)	6.2
Change in solar energy system inventories	(189.2)	(19.0)	-	(262.4)	-
Change in accounts payable	145.7	57.7	4.6	208.5	9.9
Changes in income taxes receivable and payable	(27.7)	49.0	(15.8)	13.9	(11.7)
Deferred revenue for solar energy systems	68.4	3.5	-	74.5	-
Working capital and other	(48.7)	(37.0)	30.3	(92.4)	(63.8)
Net cash provided by operating activities	52.3	118.8	11.8	61.0	13.6

Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	(73.5)	-	-	(73.5)	-
Proceeds from sale and maturities of investments	38.2	138.8	17.5	185.0	131.8
Proceeds from return of equity method investment	-	77.6	-	77.6	-
Purchases of available for sale investments	-	-	-	-	(10.9)
Purchases of cost and equity method investments	(6.8)	(10.0)	-	(16.8)	(71.0)
Capital expenditures	(95.8)	(94.9)	(53.1)	(236.9)	(151.8)
Construction of solar energy systems	(66.9)	(66.8)	-	(178.6)	-
Restricted cash	(14.7)	10.4	-	(8.7)	-
Net payments to vendors for deposits and loans	(39.9)	(28.0)	-	(68.0)	-
Cash received from net investment hedge	(0.8)	12.4	-	17.7	-
Investment in joint venture	-	-	(71.0)	-	-
Other	-	2.7		2.8	0.1
Net cash (used in) provided by investing activities	(260.2)	42.2	(106.6)	(299.4)	(101.8)

Cash flows from financing activities:
Net repayments of customer deposits
related to long-term supply agreements	(1.1)	(0.1)	(10.1)	(28.8)	(90.2)
Principal payments on long-term debt	-	(2.7)	-	(3.0)	(3.2)
Proceeds from financing obligations	50.0	-	-	50.0	-
Proceeds from solar energy system financing and capital lease obligations	85.2	33.8	-	191.8	-
Repayments of solar energy system financing and capital lease obligations	(2.9)	(12.2)	-	(18.7)	-
Common stock repurchased	-	(0.3)	-	(0.3)	(15.8)
Proceeds from issuance of common stock	-	-	0.1	-	0.6
Proceeds from non-controlling interests	0.3	4.3	-	10.0	-
Excess tax benefits from stock-based compensation arrangements	-	-	0.1	-	0.3
Debt financing fees	(0.1)	(2.4)	-	(9.1)	-
Net cash provided by (used in) financing activities	131.4	20.4	(9.9)	191.9	(108.3)

Effect of exchange rate changes on cash and cash equivalents	11.6	(6.3)	7.0	1.9	0.4

Net (decrease) increase in cash and cash equivalents	(64.9)	175.1	(97.7)	(44.6)	(196.1)
Cash and cash equivalents at beginning of period	653.0	477.9	889.9	632.7	988.3
Cash and cash equivalents at end of period	$588.1	$653.0	$792.2	$588.1	$792.2

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited; In millions)

SUMMARY OF GAAP DEBT OUTSTANDING		September 30, 2010
		Consolidated

Short-term borrowings		$50.0
Materials Business - Bank debt and capital lease obligations		28.3
SunEdison - Debt		3.0
SunEdison - Current portion of non-recourse system financing debt and capital lease obligations		56.5
SunEdison - Non-recourse system financing debt and capital lease obligations, less current portion		466.3
Total		$604.1

NON-GAAP RECONCILIATION OF FREE CASH FLOW	Three Months Ended
	September 30,	September 30,
	2010	2009

Net cash provided by operating activities	$52.3	$11.8

Capital expenditures	(95.8)	(53.1)
Construction of solar energy systems	(66.9)	-
Proceeds from solar energy system financing and capital lease obligations	85.2	-
Repayments of solar energy system financing and capital lease obligations	(2.9)	-
Free cash flow	$(28.1)	$(41.3)

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting. In addition to reporting financial results in accordance with GAAP, we have provided a non-GAAP financial measure for free cash flows which we believe is useful to help investors better understand the capital intensity of our business, including our project financing operations. In addition to other key performance indicators, we evaluate the performance of the solar project business on the cash generation abilities of the projects, which are typically financed at the inception of the leases, resulting in a gain on sale that is deferred and not immediately included in net income. Any non-GAAP measure should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net earnings.

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited; In millions except per share data)

	Three months ended	Nine-months ended
	September 30, 2010	September 30, 2010
Non-GAAP Financial Measures [A]
Non-GAAP net sales	$550.8	$1,466.5
Non-GAAP operating income	16.7	11.3
Non-GAAP net income	22.0	30.5
Non-GAAP fully diluted income per share	0.10	0.14

Reconciliations of GAAP to Non-GAAP Measures
GAAP net sales	$503.1	$1,389.1
Direct sales [B]	7.4	17.6
Financing sale-leasebacks [C]	40.3	59.8
Non-GAAP net sales	$550.8	$1,466.5

GAAP operating income (loss)	$9.9	$(2.1)
Direct sales [B]	1.3	3.0
Cash gain received on financing sale-leasebacks [C]	5.5	10.4
Non-GAAP operating income	$16.7	$11.3

GAAP net income	$17.6	$21.8
Total SunEdison non-GAAP adjustments, net of tax [D]	4.4	8.7
Non-GAAP net income	$22.0	$30.5

GAAP fully diluted income per share	$0.08	$0.10
Non-GAAP adjustments	0.02	0.04
Non-GAAP fully diluted income per share	$0.10	$0.14

[A]
The Company believes that these non-GAAP measures represent important internal measures of performance for the SunEdison business, and better reflect SunEdison’s income and near term cash flows.  Accordingly, where these measures are provided, it is done so that investors have the same financial data that management uses to evaluate the operational and financial performance of the SunEdison business unit. MEMC management uses these measures to manage the SunEdison business because it believes these measures are more representative of the operational health and performance of that business.   These non-GAAP measures should not be considered as a substitute for, and should only be read in conjunction with, measures of financial performance prepared in accordance with GAAP and the reconciliation of each non-GAAP measure to the directly comparable GAAP measure set forth in the press release.

[B]
Adjustment relates to revenue from direct sales of solar energy systems where we have received upfront partial payments and absent real estate accounting requirements, we would have recognized revenues under the percentage of completion accounting method.  To the extent applicable in the future, non-GAAP revenues may also include revenue and/or profit deferred related to SunEdison’s maximum exposure for power warranties, system uptime guarantees and breach of contract provisions offered to the direct sale customers for these systems that are considered continuing involvement by SunEdison in the sold solar energy systems.  This revenue is not recognized as of the reporting date under GAAP real estate accounting rules because the solar energy systems are considered integral to the real estate on which they were built.  Absent real estate accounting requirements, deferred revenues related to continuing involvement would be recognized under GAAP during the reporting period because SunEdison has historically experienced minimal losses related to these guarantees.  For these direct sales, the sales contracts have been executed and SunEdison has either received payment in full or maintains a valid and legal note receivable for the full sales price that SunEdison expects to collect within a short period after completion of the project.

[C]
Adjustment relates to revenue from SunEdison sale/leaseback transactions. This includes cash received for the legal sale of the solar energy system to the purchaser that will not be recognized as revenue under GAAP.  Non-GAAP operating income includes the upfront cash margin in an amount equal to the difference between (a) the cash received as of the reporting date from SunEdison’s financing partners in sale-leaseback transactions considered financings and (b) SunEdison’s total costs to construct the solar energy systems sold under the sale-leaseback transactions.  These sale-leaseback transactions are classified as financing transactions under GAAP because the system is considered integral to the land or building on which it resides and because SunEdison has continuing involvement with the system through a purchase option.  This system development margin will be recognized under GAAP upon termination of the related lease because the present value of the lease payments are less than the amount recorded as debt.

[D]	Income tax has been calculated using the estimated incremental tax rate for MEMC in the jurisdictions giving rise to the operating income adjustment.